UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): October 3, 2014
Commission file number 001-11625

Pentair plc
(Exact name of Registrant as specified in its charter)

Ireland	98-1141328
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification number)

P.O. Box 471, Sharp Street, Walkden, Manchester, M28 8BU United Kingdom
(Address of principal executive offices)
Registrant’s telephone number, including area code: 44-161-703-1885
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01    Entry Into A Material Definitive Agreement.
On October 3, 2014, Pentair plc (“Pentair”), Pentair Investments Switzerland GmbH (“PISG”) and Pentair Finance, S.A. (“PFSA”) entered into an Amended and Restated Credit Agreement (the “Credit Agreement”), among Pentair and PISG, as guarantors, PFSA and Pentair, Inc., as borrowers, and the lenders and agents party thereto. The Credit Agreement amends and restates PFSA’s existing revolving credit facility. Pentair and its affiliates intend to use the new revolving credit facility for working capital, capital expenditures and for general corporate purposes.
The Credit Agreement provides for a revolving credit facility with an initial maximum aggregate amount of availability of $2.1 billion. Availability under the revolving credit facility will be reduced by outstanding letters of credit. The revolving credit facility matures on October 3, 2019.
Borrowings under the Credit Agreement generally bear interest at a variable rate equal to (i) LIBOR plus a specified margin based upon PFSA’s credit ratings from time to time, or (ii) the base rate (which is the highest of (a) the administrative agent’s prime rate, (b) the federal funds rate plus 0.50%, or (c) the sum of 1% plus one-month LIBOR) plus a specified margin based upon PFSA’s credit ratings from time to time. PFSA must also pay a (1) facility fee ranging from 9.0 to 25.0 basis points per annum (based upon PFSA’s credit ratings from time to time) on the amount of each lender’s commitment, and (2) letter of credit fee for each letter of credit issued and outstanding under the Credit Agreement.
The Credit Agreement contains various restrictions and covenants applicable to Pentair and, with certain exceptions, its subsidiaries. Among other requirements, Pentair may not permit (i) the ratio of its consolidated debt plus synthetic lease obligations to its consolidated net income (excluding, among other things, non-cash gains and losses) before interest, taxes, depreciation, amortization, non-cash compensation expense, and up to $25 million of costs and expenses incurred in connection with acquisitions, investments, dispositions and the issuance, incurrence, repayment or refinancing of debt (“EBITDA”) for the four consecutive fiscal quarters then ended (the “Leverage Ratio”) to exceed 3.50 to 1.00 on the last day of each fiscal quarter of Pentair, and (ii) the ratio of its EBITDA for the four consecutive fiscal quarters then ended to its consolidated interest expense, including consolidated yield or discount accrued as to outstanding securitization obligations (if any), for the same period to be less than 3.00 to 1.00 as of the end of each fiscal quarter of Pentair. For purposes of the Leverage Ratio, the Credit Agreement provides for the calculation of EBITDA giving pro forma effect to certain acquisitions, divestitures and liquidations during the period to which such calculation relates.
All borrowings under the Credit Agreement are unsecured. However, Pentair and PISG will unconditionally guarantee PFSA’s obligations and the obligations of the affiliate borrowers from time to time arising under the Credit Agreement.
The Credit Agreement also contains customary events of default. If an event of default under the Credit Agreement occurs and is continuing, then the administrative agent may declare any outstanding obligations under the Credit Agreement to be immediately due and payable. In addition, if Pentair or any of its material subsidiaries becomes the subject of voluntary or involuntary proceedings under any bankruptcy, insolvency or similar law, then any outstanding obligations under the Credit Agreement will automatically become immediately due and payable.
The foregoing is only a summary of the Credit Agreement and is qualified in its entirety by reference to the Credit Agreement, which is filed as Exhibit 4.1 to this Current Report on Form 8-K and is incorporated herein by reference.

ITEM 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The information included in Item 1.01 above is incorporated by reference herein.
ITEM 9.01    Financial Statements and Exhibits.

a)	Not applicable.

b)	Not applicable.

c)	Not applicable.

d)	Exhibits. The following exhibit is being filed herewith:

Exhibit                        Description

4.1	Amended and Restated Credit Agreement, dated as of October 3, 2014, among Pentair, PISG, PFSA, Pentair, Inc. and the lenders and agents party thereto.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, on October 9, 2014.

PENTAIR PLC
Registrant

By	/s/ Angela D. Lageson
Angela D. Lageson
Senior Vice President, General Counsel and Secretary

PENTAIR PLC
Exhibit Index to Current Report on Form 8-K
Dated October 3, 2014
Exhibit
Number                    Description

4.1	Amended and Restated Credit Agreement, dated as of October 3, 2014, among Pentair, PISG, PFSA, Pentair, Inc. and the lenders and agents party thereto.